Exhibit 99.1

For immediate release

Contact:

Ryan VanWinkle, Investor Relations, 913-661-1528

Ferrellgas Partners, L.P.

Announces Conversion of all Outstanding Senior Units and

Closing of Common Unit Overallotment Offering

Overland Park, KS (June 30, 2005) — Ferrellgas Partners, L.P. (NYSE: FGP), one of the nation’s largest propane distributors, today announced the conversion of all its outstanding senior units into common units. In addition, the company announced the public issuance of an additional 177,000 common units pursuant to the exercise of an underwriter’s overallotment option.

Ferrellgas Partners’ conversion of all its outstanding 1,994,146.35 senior units, including related accrued and unpaid distributions, into 3,892,849 common units was completed pursuant to its partnership agreement. As a result of the conversion, James E. Ferrell, the Chairman, President and Chief Executive Officer of Ferrellgas, Inc. and beneficial owner of all the outstanding senior units, retains his equity investment in the partnership through his beneficial ownership of the newly issued common units received in the conversion. These common units are the same class of equity interest traded on the New York Stock Exchange under the symbol “FGP”.

Ferrellgas Partners also announced today the closing of a public offering of 177,000 common units in connection with the exercise by Lehman Brothers Inc. of an option to purchase an additional 292,500 common units to cover overallotments. The option was granted to the underwriter in connection with the previously announced public offering of 1.95 million common units which closed on June 15, 2005. Net proceeds from this offering were $3,502,830 based on an offering price of $20.63 per common unit and after deducting underwriting discounts and commissions.

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., currently serves more than one million customers in all 50 states, Puerto Rico, the U.S. Virgin Islands and Canada. Ferrellgas employees indirectly own more than 18 million common units of Ferrellgas Partners through an employee stock ownership plan.